CONFORMED WITH EXHIBITS
						Registration No. 2-96976-D


                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
              _____________________________________________

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

STATE OF INCORPORATION:                                 EMPLOYER ID NUMBER:
COLORADO						84-0988179

NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER:
DCI TELECOMMUNICATIONS, INC.

ADDRESS OF PRINCIPLE OFFICES:
303 LINWOOD AVENUE, FAIRFIELD, CT 06430

NAME AND ADDRESS OF REGISTERED AGENT FOR SERVICE:
JOSEPH J. MURPHY, PRESIDENT, DCI TELECOMMUNICATIONS, INC.
303 LINWOOD AVENUE, FAIRFIELD, CT 06430

TELEPHONE NUMBER: (203) 259-7713


IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS,
CHECK THE FOLLOWING BOX   [     ]

Title of Each Class  Amount	   Proposed  Proposed   Amount of
of Securities to     to be         Offering  Aggregate  Registration
Registered           Registered    Price/    Offering   Fee
                                   Share      Price

Common               157,000                              $100.00

	Information Required in the Registration Statement

Item 3 - Incorporation of Documents by Reference


Following documents are incorporated by reference into this Registration Statement, and made a part hereof:

	(a) All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since the end of such fiscal year;

	(b) The description of Securities of the Company offered hereunder contained in the Certificate of Incorporation, as amended and the Bylaws, as amended, and further described in the Form S-8, file no. 2-96976-D filed on April 9, 1985.

Item 4 - Description of Securities.

Not Applicable.

Item 5 - Interests of Named Experts and Counsel.

Not Applicable.

Item 6 - Indemnification of Directors and Officers.

	The only statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such, is set forth in the Company's Articles of Incorporation, as amended. Provisions of the Articles of Incorporation and the Bylaws relating to indemnification provide for mandatory indemnification of the Company's directors, officers and employees against liabilities arising from the situations described therein tot he full extent permitted by common law, the Colorado Corporation
Code, and any other statutory provisions.

Item 7 - Exemption from Registration Claimed.

Not Applicable.

Item 8 - Exhibits.

See - Exhibits Index following the signature page hereof.

Item 9 - Undertakings.

	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(i) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

	(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

	(iii) include any additional or changed material information with respect to the plan of distribution.

Except that, subparagraphs (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 145(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

	(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Connecticut, on September 12, 1996.

Registrant:	DCI TELECOMMUNICATIONS, INC.

By:   Joseph J. Murphy
      Joseph J. Murphy, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature			Title				Date


Joseph J. Murphy	President/Treasurer		September 12, 1996
Joseph J. Murphy


Larry Shatsoff		Acting Secretary		September 12, 1996
Larry Shatsoff

              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

	___________________________________________


                          EXHIBITS TO

                           FORM S-8
                 REGISTRATION STATEMENT UNDER
                  THE SECURITIES ACT OF 1933

                 DCI TELECOMMUNICATIONS, INC.



             __________________________________

                           EXHIBITS

             __________________________________

                DCI TELECOMMUNICATIONS, INC.

                   FORM S-8 EXHIBIT INDEX


DESCRIPTION					REFERENCE

INSTRUMENTS DEFINING RIGHTS		INCORPORATED BY REFERENCE FROM
OF SECURITIES HOLDERS			ARTICLES OF INCORPORATION AND
                                        BYLAWS ON FILE  WITH COMMISSION


OPINION RE: LEGALITY AND CONSENT	ATTACHED


LETTER OF UNAUDITED INTERIM		INCORPORATED BY REFERENCE FROM
FINANCIAL INFORMATION                   FORMS 10-Q

                            Mark C. Foster
                            Attorney At Law
                    1601 Arapahoe Street, Suite 1200
                       Denver, Colorado  80202
                      Telephone (303) 892-7997
                       TeleFax (303) 623-0668


September 12, 1996


DCI Telecommunications, Inc.
303 Linwood Avenue, 3rd Floor
Fairfield, CT  06430

Attn:  Joseph J. Murphy

RE:  SEC Registration on Form S-8

Dear Mr. Murphy:

I am counsel for DCI Telecommunications, Inc., a Colorado Corporation
(the "Company") in connection with its proposed public offering under the Securities Act of 1933, as amended (the "Act") under Form S-8, of 157,000 shares of its $.0001 par value common stock which are to be issued in payment of certain services rendered pursuant to invoices and/or statements from Mark C. Foster for consulting and legal services, and John Adams, Daniel Murphy, Larry Shatsoff, Grace P. Murphy and Robert Muller for services as employees, James P. Lapin and John E. Moye for Attorney's fees. Such offering shall be made by filing of a Registration Statement under Form S-8 as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the "Commission").

In connection with the rendering this opinion as set forth below, I have reviewed and examined the originals or copies identified as follows:

(1) Articles of Incorporation of the Company, as restated and amended, as filed with the Secretary of State of Colorado on February 4, 1985.

(2) Bylaws of the Company and Resolution of the Board of Directors adopted September 12, 1996 authorizing the issuance of Common Shares in payment of services rendered.

(3) Invoices from Mark C. Foster and statements for amounts owed to John Adams, Daniel Murphy, Larry Shatsoff, Grace P. Murphy and Robert Muller for services as employees and owed to James P. Lapin and John E. Moye for Attorney's fees.

(4)  The Form S-8 dated September 12, 1996 as filed with the Commission.

I have examined such other documents and records provided to me by the Company, instruments and certificates of public officials, officers and representatives of the Company, and made such investigations as deemed necessary or appropriate under the circumstances. In connection with rendering this opinion, I have reviewed such statutes and judicial precedents as deemed relevant and necessary. In the examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals, the conformity with the original documents of all documents submitted as copies, and the authenticity of the originals of such copies. It is further assumed that the recipients of shares of the Common Stock under the respective agreements will have paid or earned the consideration required under the terms of such agreement prior to the issuance of such stock.

Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the One Hundred Fifty-five Thousand Shares (155,000) of Common Stock will, upon issuance and delivery in accordance with the terms of the service agreements covered by such Registration Statement, be duly and validly authorized, legally issued, fully paid and nonassessable and without restrictions on said shares. This opinion is expressly limited in scope to the shares enumerated herein and in the Registration Statement and does not cover subsequent issuance of shares to be made in the future pursuant to the subject agreements, if any, pertaining to services to be performed in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement including updated opinions concerning the validity of issuance of such shares.

This opinion is limited to the laws of the state of Colorado, in particular the Colorado Corporation Law of Colorado, and no opinion is expressed with respect to the laws of any other state or jurisdiction. I consent to the filing of this opinion with the commission as an exhibit to the Form S-8 filed dated September 12, 1996.

This opinion is not to be used, circulated, quoted or otherwise refereed to for any other purpose with my prior written consent. This opinion is based upon my knowledge of the law and facts of the date hereof. I assume no obligation to communicate with you concerning any matter which may come to my attention after the date hereof.

						Very truly yours,

						Mark C. Foster
						Mark C. Foster, Esq.